INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this XX day of April, 2023, by and among AFA Multi-Manager Credit Fund, a Delaware statutory trust (the “Fund”), Alternative Fund Advisors, LLC a Delaware LLC (the “Investment Manager”), and F.L. Putnam Investment Management Company, Inc., a Maine corporation (the “Sub-Adviser”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has entered into an investment management agreement (the “Investment Management Agreement”) dated 22nd day of April, 2021 with the Fund;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Fund (the “Board”, and each Board member individually a “Trustee”, and together, the “Trustees”) and the Investment Manager desire to retain the Sub-Adviser to render investment advice, in the manner and on the terms hereinafter set forth;

WHEREAS, the Investment Manager has the authority under the Investment Management Agreement to retain sub-advisers; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Manager and the Fund;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Fund, the Investment Manager, and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER.

The Investment Manager hereby appoints the Sub-Adviser to act as an investment adviser for the Fund, subject to the supervision and oversight of the Investment Manager and the Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Fund or the Investment Manager in any way or otherwise be deemed an agent of the Fund or the Investment Manager except as expressly authorized in this Agreement or another writing by the Fund, the Investment Manager and the Sub-Adviser.

2.	ACCEPTANCE OF APPOINTMENT.

The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Investment Manager in writing) (the “Custodian”). The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the Custodian.

3.	DELIVERY OF DOCUMENTS.

a.	The Fund has furnished or will furnish to the Sub-Adviser copies of each of the following documents:

i.       the Declaration of the Trust as in effect on the date hereof;

ii.       the By-laws of the Trust in effect on the date hereof;

iii.       the resolutions of the Board approving the engagement of the Sub-Adviser and approving the form of this Agreement;

iv.       the Code of Ethics (as defined below) of the Fund as currently in effect; and

v.       current copies of the Fund’s Prospectus and Statement of Additional Information.

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The Fund shall furnish the Sub-Adviser from time to time with copies of all material amendments of or material supplements to the foregoing, if any, within thirty (30) days of the time such materials became available to the Fund or the Trust.

b.	The Sub-Adviser has furnished or will furnish the Fund and the Investment Manager with copies of each of the following documents:

i.       the Sub-Adviser’s most recent Form ADV;

ii.       the Code of Ethics (defined below) of the Sub-Adviser as currently in effect;

iii.	any exemptive order granted to the Sub-Adviser by the Securities and Exchange Commission (the “SEC”) or any other regulatory body that will be relied upon by the Sub-Adviser in connection with its services to the Fund; and

iv.	accurate copies of material provisions of the Sub-Adviser’s compliance manual that relate to the services Sub-Adviser provides hereunder, and other reports, insurance policies, and such other management or operational documents as the Investment Manager may reasonably request in writing (on behalf of itself or the Board) in assessing the Sub-Adviser.

With respect to the other documents requested above, the Sub-Adviser shall furnish the Fund and the Investment Manager from time to time with copies of all material amendments of or material supplements to the foregoing, if any, within thirty (30) days of the time such materials became available to the Sub-Adviser.

Additionally, the Sub-Adviser shall provide to the Fund and the Investment Manager such other documents relating to its services under this Agreement as the Fund or the Investment Manager may reasonably request on a periodic basis.

4.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE FUND.

As an investment adviser to the Fund, the Sub-Adviser shall, subject to the supervision and oversight of the Board and the Investment Manager, only provide investment advice to the Investment Manager and the Fund. The parties hereto acknowledge that the Sub-Adviser shall not provide any trading, trade allocation, asset valuation, proxy-voting, or any other service to the Investment Manager or the Fund.

As part of the services it will provide hereunder, the Sub-Adviser will:

a.	advise the Investment Manager and the Fund in connection with investment policy decisions to be made by it regarding the Fund and, upon request, furnish the Investment Manager and the Fund with research, economic and statistical data in connection with the Fund’s investments and investment policies;

b.	formulate and provide investment advice to the Fund which is in accordance with the investment objective and policies set forth in the Fund’s Prospectus and Statement of Additional Information;

c.	keep the Trustees of the Fund and the Investment Manager fully informed on an ongoing basis as agreed by the Investment Manager and the Sub-Adviser as to (i) all material facts concerning its investment advice, and (ii) the Sub-Adviser and its key investment personnel and operations; make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Investment Manager or the Trustees of the Fund; and attend meetings with the Investment Manager and/or the Trustees, as reasonably requested, to discuss the foregoing;
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d.	to the extent reasonably requested by the Fund or the Investment Manager, use its best efforts to assist the Chief Compliance Officer of the Fund in respect of Rule 38a-1 under the 1940 Act including, without limitation, providing the Chief Compliance Officer of the Fund or the Investment Manager with (i) current copies of the applicable compliance policies and procedures of the Sub-Adviser in effect from time to time (including prompt notice of any material changes thereto), (ii) reports of any violations of the Sub-Adviser’s applicable compliance policies and procedures that occurred in connection with the provision of services to the Fund, (iii) a copy of the Sub-Adviser’s annual compliance report as required by Rule 206(4)-7 of the Advisers Act, (iv) copies of any correspondence between the Sub-Adviser and a regulatory agency in connection with regulatory examinations or proceedings from the previous ten years, and (v) upon request, a certificate of the Chief Compliance Officer of the Sub-Adviser to the effect that the applicable policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1) with respect to the services the Sub-Adviser provides to the Fund;

e.	comply with all applicable procedures and policies adopted by the Board in compliance with applicable law, including without limitation, Rule 17j-1 under the 1940 Act (the “Fund Procedures”) provided to the Sub-Adviser by the Investment Manager or the Fund and notify the Investment Manager as soon as reasonably practicable upon (i) detection of any breach of such Fund Procedures or (ii) determination that a Fund Procedure conflicts with a procedure adopted by the Sub-Adviser;

f.	maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Investment Manager and the Fund, including any amendments thereto, and institute and enforce procedures reasonably necessary to prevent “access persons,” as such term is defined in as such term is defined in Rule 17j-1, from violating its Code of Ethics;

g.	promptly complete and return to the Fund’s Chief Compliance Officer, Investment Manager or the Fund any compliance questionnaires or other inquiries submitted to the Sub-Adviser in writing;

h.	furnish to the Trustees such information as may reasonably be requested in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of approving this Agreement, the renewal thereof or any amendment hereto;

i.	maintain all applicable books and records with respect to its investment advice as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and Advisers Act and the rules thereunder and the Fund Procedures;

j.	cooperate with and provide reasonable assistance to the Investment Manager and all other agents and representatives of the Fund and the Investment Manager; keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund and the Investment Manager; and provide prompt responses to reasonable requests made by such persons; and

k.	upon request, will review the Fund’s Prospectus, Statement of Additional Information, periodic reports to shareholders, reports and schedules filed with the SEC (including any amendment, supplement or sticker to any of the foregoing) and advertising and sales material relating to the Fund (collectively, the “Disclosure Documents”) in order to ensure that, with respect to the disclosure about the Sub-Adviser, the manner in which the Sub-Adviser provides investment advice and information relating directly or indirectly to the Sub-Adviser (the “Sub-Adviser Disclosure”), such Disclosure Documents contain no untrue statements of material fact and do not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

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The Investment Manager agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Investment Manager also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such other relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to recommend for purchase for the Fund any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the applicable provisions of the following: (a) the Fund’s Declaration of Trust, By-Laws and/or other governing instruments, as the same may be hereafter modified and/or amended from time to time (“Governing Documents”); (b) the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time and provided to the Sub-Adviser; (c) the 1940 Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations and/or self-regulatory organization regulations applicable to the Fund, including, but not limited to, the Commodity Exchange Act, the rules of the National Futures Association, and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended; (d) the Fund’s compliance manual and other policies and procedures adopted from time to time by the Board; and (e) written copies of other investment policies, guidelines and restrictions applicable to the Investment Manager or the Fund from time to time, which shall become effective at such time as agreed upon by both parties. Without limiting the foregoing powers, the Sub-Adviser shall have all specific rights and power to do the following:

a.	monitor, the investments of the Fund and provide investment advice to the Investment Manager and the Fund;

b.	cooperate with persons or entities engaged by the Fund to render services to the Fund, including without limitation, attorneys, accountants, custodians, investment brokers or finders, investment bankers, appraisers, loan servicers, and business advisors; and

c.	take such other actions as may be necessary or advisable in connection with the foregoing.

5.	PROXY VOTING.

[Intentionally Omitted.]

6.	NOTIFICATION.

The Sub-Adviser agrees that it will provide prompt notice to the Investment Manager and the Fund about developments relating to its duties as Sub-Adviser of which the Sub-Adviser has, or should have, knowledge that would materially affect the Fund or the ability of the Sub-Adviser to perform its obligations under this Agreement. Without limiting the foregoing, the Sub-Adviser agrees to provide the Investment Manager and the Fund with prompt written notification of:

a.	The occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise;

b.	Any proposed transaction or other event that could reasonably be expected to result in an assignment of this Agreement within the meaning of the 1940 Act;

c.	Any anticipated or otherwise reasonably foreseeable material change in the ownership of the Sub-Adviser within a reasonable time prior to such change being effected;
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d.	Any changes in senior management, operations, or financial condition of the Sub-Adviser’s firm that materially effects the services provided herein;

e.	Any material changes in the employment status of key investment management personnel involved in providing investment management advice to the Fund, specifically Brian Reich and Janna Sobolev, (“Key Personnel”);

f.	Any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its obligations under this Agreement, including, without limitation, the bankruptcy or insolvency of the Sub-Adviser;

g.	Any violation of applicable law (including a felony conviction or U.S. federal or state securities law indictment or conviction) by the Sub-Adviser, an affiliate of the Sub-Adviser, or any of their respective directors, principals, partners, members, managers, officers, or key investment management personnel;

h.	Any breach of fiduciary duty to the Fund by the Sub-Adviser, an affiliate of the Sub-Adviser, or any of their respective directors, principals, partners, members, managers, officers, or employees;

i.	Any material breach of this Agreement by the Sub-Adviser, an affiliate of the Sub-Adviser, or any of their respective directors, principals, partners, members, managers, officers, or employees;

j.	Any material action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, in which the Sub-Adviser, any affiliate of the Sub-Adviser, and/or any Key Personnel of the Sub-Adviser are named parties if such lawsuit or legal proceeding (i) involves the affairs of the Fund (provided, however, that routine regulatory examinations shall not be required to be reported by this provision) or (ii) is reasonably likely to have a material adverse effect on such person’s ability to perform its obligations under this Agreement;

k.	The commencement of any formal investigation of the Sub-Adviser, any affiliate of the Sub-Adviser, and/or any key personnel of the Sub-Adviser by the SEC or any other regulatory authority or administrative body that involves an allegation of a violation of law by any such person and the outcome, when resolved, of any such investigation; or

l.	Any other event that is likely to have a material adverse effect on the Sub-Adviser’s ability to perform its obligations under this Agreement.

The Sub-Adviser shall immediately forward, upon receipt, to the Investment Manager any correspondence (or portion of such correspondence) from the SEC or other regulatory authority that relates to the Fund.

7.	REPRESENTATIONS OF THE SUB-ADVISER.

The Sub-Adviser represents, warrants and agrees that:

a.	The Sub-Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect.

b.	The Sub-Adviser (i) has all requisite power and authority to enter into and perform its obligations under this Agreement and (ii) has taken all necessary corporate action to authorize its execution, delivery, and performance of this Agreement. The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Sub-Adviser or any of its affiliates are a party.

c.	Neither the Sub-Adviser nor any “affiliated person” of it, as such term is defined in Section 2(a)(3) of the 1940 Act, is subject to any disqualification that would make it unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act. The Sub-Adviser (i) is not otherwise prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement and (ii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements or the applicable requirements of any regulatory or industry self-regulatory agency (including any licensing or registration requirements), necessary to be met in order to perform the services contemplated by this Agreement.
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d.	The Sub-Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

e.	The Sub-Adviser is not making, and has not made, any express or implied guarantee that the Fund will achieve any investment objective, including the investment objective described in the Prospectus and the Statement of Additional Information; and the Sub-Advisor shall not have the power or authority to make any final investment decisions on behalf of the Fund.

f.	The Sub-Adviser’s investment advice will be based upon information provided to it by the Investment Manager related to the Fund’s circumstances, financial or otherwise and specifically the Fund’s investment objective, and is intended to comply with the Fund’s governing documents and applicable laws.

g.	The Sub-Adviser agrees to maintain errors and omissions insurance coverage in an amount not less than its current level of coverage and shall provide written notice to the Fund (i) of any material changes in its insurance policies or insurance coverage or (ii) of any material claims made on its insurance policies. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Fund with any information it may reasonably require concerning the amount of or scope of such insurance.

h.	Except as otherwise specified herein, the Sub-Adviser will not delegate any obligation assumed pursuant to this Agreement to any third party without first obtaining the written consent of the Fund and the Investment Manager.

8.	REPRESENTATIONS OF THE INVESTMENT MANAGER.

The Investment Manager represents, warrants and agrees that:

a.	The Investment Manager is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect.

b.	The Investment Manager (i) has all requisite power and authority to enter into and perform its obligations under this Agreement and (ii) has taken all necessary corporate action to authorize its execution, delivery, and performance of this Agreement. The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Manager or any of its affiliates are a party.

c.	The Investment Manager has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

d.	Neither the Investment Manager nor any “affiliated person” of the Investment Manager, as such term is defined in Section 2(a)(3) of the 1940 Act, is subject to any disqualification that would make it unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act. The Investment Manager (i) is not otherwise prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement and (ii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements or the applicable requirements of any regulatory or industry self-regulatory agency (including any licensing or registration requirements), necessary to be met in order to perform the services contemplated by this Agreement.

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e.	The Investment Manager is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon it by applicable law and regulations.

f.	The Investment Manager agrees to maintain errors and omissions insurance coverage in an amount not less than its current level of coverage and shall provide written notice to the Sub-Adviser (i) of any material changes in its insurance policies or insurance coverage or (ii) of any material claims made on its insurance policies. Furthermore, the Investment Manager shall, upon reasonable request, provide the Sub-Advisor with any information it may reasonably require concerning the amount of or scope of such insurance.

g.	The Investment Manager acknowledges that, notwithstanding anything in this Agreement to the contrary: (i) the Sub-Adviser is not making, and has not made, any express or implied guarantee that the Fund will achieve any investment objective, including the investment objective described in the Prospectus and the Statement of Additional Information; (ii) the Investment Manager understands the risks associated with the Fund’s investment policies and objective, including the risk that the Fund could suffer substantial diminution or total loss in value; and (iii) the Investment Manager shall have the full power and authority to make any and all final investment decisions on behalf of the Fund; and

h.	The Investment Manager shall promptly notify the Sub-Adviser in writing if at any time there has been a change in the Fund’s circumstances, financial or otherwise, that may cause the Fund to breach any agreement to which it is a party, violate any applicable law or regulation, or materially affect or alter the Fund’s investment objective, or that could materially impact the investment advice provided by the Sub-Adviser.

9.	REPRESENTATIONS OF THE FUND.

The Fund represents, warrants and agrees that it (a) has all requisite power and authority to enter into and perform its obligations under this Agreement and (b) has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Fund or any of its affiliates are a party. The Investment Manager also represents, warrants and agrees that the Fund is registered under the 1940 Act as a management investment company; the Fund has elected to be and is, taxed as a “regulated investment company” in accordance with subchapter M of the Internal Revenue Code of 1986, as amended; and the information in the Prospectus and the Statement of Additional Information (other than information concerning the Sub-Adviser) is true, correct and complete and not misleading.

10.	EXPENSES AND COMPENSATION OF THE SUB-ADVISER.

The Sub-Adviser, at its expense, shall furnish: (a) all necessary facilities (including office space, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (b) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. In addition, with respect to the operation of the Fund, the Sub-Adviser shall be responsible for (i) the reasonable costs of any special Board meeting or shareholder meeting convened for the primary benefit of the Sub-Adviser or, if such special Board meeting or shareholder meeting includes one or more agenda or discussion items that are not for the primary benefit of the Sub-Adviser, then the Sub-Adviser will be responsible for only its pro-rata share of such costs as determined in good faith by the Sub-Adviser and the Fund; (ii) the costs of the Sub-Adviser’s in-person attendance at one Fund Board meeting each year, the date of such Board meeting to be agreed to by the Investment Manager, the Sub-Adviser and the Fund; and (iii) reasonable expenses incurred by the Fund or the Investment Manager in responding to a legal, administrative, judicial or regulatory action, claim, or suit involving the Sub-adviser to which neither the Fund nor the Investment Manager is a party. The Sub-Adviser shall not be responsible for any expenses of the Fund relating to trading the Fund’s assets, including brokerage commissions, custodial fees, service fees, legal fees and expenses attempting to protect or enhance the value of the Fund’s assets, and any expenses relating to proxy-voting.

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For the services provided pursuant to this Agreement, the Investment Manager shall pay to the Sub-Adviser an Annual Fee of $150,000.

The Annual Fee shall be accrued daily and be paid monthly in arrears by the 10th business day of the succeeding month. In the case of a partial month, compensation will be based on the number of days during the month in which the Sub-Adviser provided services to the Fund.

The Sub-Adviser may, in its discretion and from time to time, reduce any portion of the Sub-Adviser’s Annual Fee or the reimbursement of expenses due to it pursuant to this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Sub-Adviser hereunder or to continue future payments.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

11.	STATUS OF SUB-ADVISER; EXCLUSIVITY.

The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

The Sub-Adviser hereby agrees that, without the prior written consent of the Investment Manager, the Sub-Adviser shall not provide investment management advice to a credit focused interval fund other than the Fund while serving as Sub-Adviser to the Fund. Except as set forth in the foregoing sentence, the services of the Sub-Adviser to the Fund are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby.

12.	LIMITATION OF LIABILITY; STANDARD OF CARE; AND INDEMNIFICATION OF SUB-ADVISER.

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 4 above) comply with the investment policies, guidelines and restrictions of the Fund; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Sub-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) only of Disclosure Documents furnished to the Sub-Adviser by the Investment Manager or the Fund, and only with respect to the Sub-Adviser Disclosure in such Disclosure Documents.

In the absence of willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund, the Sub-Adviser and any partner, member, manager, director, officer or employee of the Sub-Adviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, shall not be subject to liability to the Fund, the Investment Manager or otherwise under this Agreement for any act or omission in the course of, or connected with, rendering services hereunder or for any claim, loss, damage, liability, reasonable cost, or reasonable expense (including reasonable attorney's fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) (individually, the “Liability,” and collectively, the “Liabilities”) that may be sustained for any error of judgment, for any mistake of law, for any act or omission by the Sub-Adviser or any affiliate of the Sub-Adviser or by the Investment Manager or any other sub-adviser of the Fund, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

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The Sub-Adviser assumes no responsibility under this Agreement other than to render the services specifically called for hereunder, in good faith. The Sub-Adviser shall indemnify, to the fullest extent permitted by law, the Fund, the Investment Manager, and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any Liabilities to which the person may be liable that (i) arises out of or based upon any untrue statement of a material fact contained in any Disclosure Document or the omission from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case solely with respect to the Sub-Adviser Disclosure; or (ii) results from the Sub-Adviser’s willful misfeasance or gross negligence in connection with the performance of the Sub-Adviser’s obligations under this Agreement, or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section 12 shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 12 to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.

In the absence of its own willful misfeasance, gross negligence or reckless disregard of the obligations hereunder on the part of the Investment Manager or the Fund, as applicable, the Investment Manager, the Fund, and their respective partners, members, managers, directors, officers and employees, and their respective affiliates, executors, heirs, assigns, successors and other legal representatives shall not be subject to liability to the Sub-Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation, for any error of judgment, for any mistake of law, for any act or omission by the Investment Manager, the Fund, the Sub-Adviser or any affiliate of the Sub-Adviser, or any other sub-adviser of the Fund, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

The Investment Manager shall indemnify, to the fullest extent permitted by law, the Sub-Adviser, or any partner, member, manager, officer or employee of the Sub-Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any Liability to which the person may be liable that arises or results from this Agreement or the performance of any services under this Agreement, so long as such Liabilities did not arise primarily from such person’s willful misfeasance, gross negligence or reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section 12 shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 12 to the fullest extent permitted by law. Notwithstanding the foregoing, the Sub-Adviser shall not be liable for special, consequential, or incidental damages. This indemnification obligation shall survive the termination of this Agreement.

The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved. The Fund and Investment Manager understand that investment decisions made for the Allocated Portion by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

13.	PERMISSIBLE INTERESTS.

Trustees, agents, and interest holders of the Fund are or may be interested in the Sub-Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Sub-Adviser are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Sub-Adviser (or any successor) is or may be interested in the Fund as an interest holder or otherwise.

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14.	BOOKS AND RECORDS.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund, if any, are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records in the event of termination of this Agreement or upon the Fund’s or the Investment Manager’s request, provided, however, that Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act, if any, and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Sub-Adviser has no responsibility for the maintenance of the records of the Fund, except as otherwise provided herein, required by applicable law or regulation or as may be necessary for the Sub-Adviser to supply to the Investment Manager, the Fund, or its Board the information required to be supplied under this Agreement.

15.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES.

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes- Oxley Act”), and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Fund, the Sub-Adviser agrees to use its best efforts to assist the Fund in complying with the Sarbanes-Oxley Act and implementing the Fund’s disclosure controls and procedures. The Sub-Adviser agrees to inform the Fund of any material development related to the Fund that the Sub-Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

16.	COOPERATION WITH REGULATORY AUTHORITIES OR OTHER ACTIONS.

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

17.	NONPUBLIC PERSONAL INFORMATION; CONFIDENTIALITY.

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its affiliates and their respective officers, directors, partners, members, and employees (a) to treat confidentially and as proprietary information of the Fund (i) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (ii) any “Non-public Personal Information,” as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (b) except after prior notification to and approval in writing by the Fund, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Fund and communicated in writing to the Sub-Adviser.

Each party to this Agreement shall keep confidential all Confidential Information (defined below) concerning the other parties and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing parties have authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state laws, regulations, or regulatory authorities. A receiving party may disclose or disseminate the disclosing party’s Confidential Information to its officers, directors, partners, members, employees and agents that have a legitimate need to know such Confidential Information in order to assist the receiving party in performing its obligations under this Agreement. The receiving party shall advise all such foregoing persons of the receiving party’s obligations of confidentiality and non-use under this Agreement, and the receiving party shall be responsible for ensuring compliance by such persons with such obligations.

Each party shall take commercially reasonable steps to prevent unauthorized access to each other party’s Confidential Information. In addition, each party shall promptly notify the other parties in writing upon learning of any unauthorized disclosure or use of another party’s Confidential Information by such party or its agents.

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The term “Confidential Information,” as used herein, means any of a party’s proprietary or confidential information including, without limitation, any Non-public Personal Information of such party, its affiliates, their respective clients or suppliers, or other persons with whom they do business, that is disclosed, directly or indirectly, to the other party by or on behalf of the disclosing party, whether in writing, orally or by other means and whether or not such information is marked as confidential. Confidential Information shall not include information that (a) a party is required to disclose in order to comply with any federal or state securities law or tax law, (b) was rightfully acquired by such receiving party from third parties whom such receiving party reasonably believes are not under an obligation of confidentiality to the other party to which the Confidential Information relates; (c) was placed in public domain prior to or after the date of this Agreement without a violation of this Agreement by such receiving party or its affiliates; or (d) was independently developed by such receiving party without reference or reliance upon the nonpublic information. In addition, with respect to the Sub-Adviser and the Investment Manager only, “Confidential Information” shall not include any information that had been or will be provided by the Sub-Adviser or its affiliates to the Investment Manager that is not specifically related to the purpose of this Agreement or the Fund. Notwithstanding the foregoing, the Investment Manager acknowledges and agrees that, as between the Investment Manager and the Sub-Adviser, the Sub-Adviser owns all right, title, and interest, including all intellectual property rights in any due diligence reports shown or provided to the Investment Manager or produced for the Investment Manager by the Sub-Adviser as part of the Sub-Adviser’s services under this Agreement (the “Due Diligence Reports”). The Investment Manager agrees not to disclose, release, distribute, or deliver the Due Diligence Reports, or any portion thereof, to any third party without the Sub-Adviser’s express prior written consent. Without limiting the foregoing, the Investment Manager shall not at any time, directly or indirectly copy, modify or create derivative works from the Due Diligence Reports; rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer or otherwise make available the Due Diligence Reports; or publish, enhance or display any of the Due Diligence Reports.

Each party acknowledges and agrees that due to the unique nature of Confidential Information and the Due Diligence Reports there can be no adequate remedy at law for any breach of its obligations under this Section 17, that any such breach or threatened breach may allow a party or third parties to unfairly compete with the other party resulting in irreparable harm to such party, and therefore, that upon any such breach or any threat thereof, each party will be entitled to appropriate temporary (until the matter may be resolved) equitable and injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss.

The provisions of this Section 17 shall survive any termination of this Agreement for a period of two (2) years.

18.	DURATION OF AGREEMENT.

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved: (a) by a vote of a majority of those Trustees of the Fund who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (“Independent Trustees”), cast at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Fund’s outstanding voting securities. This Agreement shall continue in effect for a period of two years from the date of its execution and may be renewed and continued only so long as it is specifically approved at least annually by the Board; provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast at a meeting called for the purpose of voting on such approval. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

19.	TERMINATION OF AGREEMENT.

This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Investment Manager and the Sub-Adviser, or by the Investment Manager or the Sub-Adviser on sixty (60) days’ written notice to the Fund and the other party. This Agreement will automatically terminate, without the payment of any penalty, (a) in the event of its assignment (as defined in the 1940 Act), or (b) in the event the Investment Management Agreement between the Investment Manager and the Fund is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs. Notwithstanding any termination of this Agreement, the Sub-Adviser shall be entitled to any and all compensation due to the Sub-Adviser as provided in this Agreement until such time as it is no longer providing any services under Section 4 of this Agreement.

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Notwithstanding any termination of this Agreement pursuant to this Section 19, the following sections of this Agreement shall survive: Sections 10, 12, 14 and 17.

20.	ASSIGNMENT.

Any assignment (as that term is defined in the 1940 Act) of this Agreement made by the Sub-Adviser shall result in the automatic termination of this Agreement, as provided in Section 19 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

21.	NOTICE.

Any notice required or permitted to be given by either party to the other shall be deemed sufficient if given in person, sent by electronic mail to the email address(es) set forth below, or sent by delivery service or registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Investment Manager:

Alternative Fund Advisors, LLC

Attn: Marco Hanig

101 Federal Street, Suite 1900

Boston, MA 02110

Email: marco.hanig@alternativefundadvisors.com

Facsimile: N/A

Telephone: 844-850-5809

If to the Sub-Adviser:

F.L. Putnam Investment Management Company, Inc.

6 Kimball Lane

Lynnfield, MA 01940

Email: mtimmermans@flputnam.com

Facsimile: N/A

Telephone: 781-755-6160

If to the Fund:

AFA Multi-Manager Credit Fund

c/o UMB Fund Services, Inc.

Attn: Regulatory Administration

235 West Galena Street

Milwaukee, WI 53212

Facsimile: (414) 271-9717

Telephone: (414) 299-2000

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22.	SEVERABILITY AND ENTIRE AGREEMENT.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

23.	GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

24.	AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

25.	COUNTERPARTS.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding upon the parties so transmitting their signatures.

26.	HEADINGS.

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

27.	INTERPRETATION.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

28.	NO THIRD PARTY BENEFICIARIES.

The parties hereto acknowledge and agree that this Agreement is intended solely for the benefit of the parties hereto and any natural person or entity obtaining rights hereunder as an indemnitee and that there shall be no third party beneficiaries to this Agreement, either express or implied.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

ALTERNATIVE FUND ADVISORS, LLC

By:
Name:	Marco Hanig
Title:	Managing Principal

F.L. PUTNAM INVESTMENT MANAGEMENT COMPANY, INC.

By:
Name:
Title:

AFA MULTI-MANAGER CREDIT FUND

By:
Name:
Title:

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